EXHIBIT 99.1

FOR RELEASE: CONTACT:	New Hartford, NY, July 24, 2014 Christopher R. Byrnes (315) 738-0600 ext. 6226 cbyrnes@partech.com, www.partech.com

PAR TECHNOLOGY CORPORATION

APPOINTS PAUL D. EUREK TO BOARD OF DIRECTORS

New Hartford, NY- July 24, 2014 -- PAR Technology Corporation (NYSE: PAR) today announced that Paul D. Eurek has been appointed to the Company’s Board of Directors.  Mr. Eurek was founder and CEO at Compris Technologies, now a wholly owned subsidiary of NCR Corporation (NYSE: NCR).  Compris software is one of the most widely utilized point-of-sale software applications for restaurants in the world.  During his professional career Mr. Eurek also was the founder, President & CEO of xpansion LLC, a professional services and software development company and held additional positions within NCR Corporation and in start-up/venture capital investment management.

Mr. Eurek will serve as a member of the Company’s Audit, Nominating/Corporate Governance Committees and Chairman of the Compensation Committee.

“We are excited for Paul to join our Board,” said Ronald J. Casciano, PAR’s Chief Executive Officer, President & PAR Board Member.  “Paul is a true entrepreneur who founded two successful technology companies focused on hospitality software technology, and then sold these organizations to large technology companies.  His deep understanding of hospitality technology, cloud based systems and implementation experience provides a unique perspective to advise on our go-forward strategies of transitioning our hospitality businesses to the cloud, expanding our customer base and leveraging our infrastructure while preserving our legacy businesses.”

ABOUT PAR TECHNOLOGY

PAR Technology Corporation's stock is traded on the New York Stock Exchange under the symbol PAR.  PAR’s Hospitality segment has been a leading provider of restaurant and retail technology for more than 30 years.  PAR offers technology solutions for the full spectrum of restaurant operations, from large chain and independent table service restaurants to international quick service chains.  PAR’s Hospitality business also provides hotel management systems with a complete suite of powerful tools for guest management, recreation management, and timeshare/condo management.  In addition, PAR offers the spa industry a leading management application specifically designed to support the unique needs of the resort spa and day spa markets, a rapidly growing hospitality segment.  Products from PAR also can be found in retailers, cinemas, cruise lines, stadiums and food service companies. PAR’s Government Business is a leader in providing computer-based system design, engineering and technical services to the Department of Defense and various federal agencies. Visit www.partech.com for more information.

###